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                                                         Exhibit 10.18

                            DUNN COMPUTER CORPORATION

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (this "Agreement") made as of this ____ day of ___________, 1998 by and between DUNN COMPUTER CORPORATION, a Virginia corporation, having an office at 1306 Squire Court, Sterling, Virginia 20166 (hereinafter referred to as "Employer") and [George Fuster/D. Oscar Fuster], an individual residing at [Residential address] (hereinafter referred to as "Employee");

                              W I T N E S S E T H:

         WHEREAS, Employer has entered into an Acquisition Agreement, dated March 9, 1998 to purchase all of the outstanding stock of International Data Products, Corp., a Maryland corporation ("IDP") and through a newly formed Puerto Rico subsidiary of Employer,Puerto Rico Industrial Manufacturing Operations Acquisition Corp., ("NEW PRIMO") to purchase substantially all of the net assets of Puerto Rico Industrial Manufacturing Operations Corp., a Puerto Rican corporation ("OLD PRIMO"); and

         WHEREAS, Employee is a selling stockholder of IDP and has been acting as [President/Vice President] of IDP and of OLD PRIMO; and

         WHEREAS, as a condition to entering into the Acquisition Agreement, Employer desires to ensure that Employee serves as [President/Vice President] of NEW PRIMO, and continues to serve as [President/Vice President] of IDP; and

         WHEREAS, Employee is willing to be employed as [President/Vice President] of NEW PRIMO and to continue to be employed as President/Vice President of IDP in the manner provided for herein, and to perform the duties of [President/Vice President] of IDP and NEW PRIMO upon the terms and conditions herein set forth;

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth it is agreed as follows:

         1. Employment of [President/Vice President]. Employer hereby employs Employee as [President/Vice President] of IDP and of NEW PRIMO.

         2.  Term of Employment.

             (a) The Employee's term of employment under this Agreement shall commence on the date hereof (the "Commencement Date") and, except for the provisions of Section 8 hereof, shall expire three (3) years from the Commencement Date unless Employee's employment is terminated earlier pursuant to
Section 9 (the "Term of Employment").

         3. Duties. During the Term of Employment, the Employee shall perform those functions generally performed by persons of such title and position and such duties as may be assigned to him from time to time by the President and Chief Executive Officer of Employer (the "CEO"), and


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shall at all times be subject to the direction and control of the CEO. During the Term of Employment, Employee shall serve the Employer faithfully and to the best of his abilities and shall devote substantially all of his business time and efforts to Employer and its subsidiaries and affiliates. Employee shall give the CEO periodic reports and shall keep the CEO informed on a current basis concerning the duties assigned to Employee. Other than for customary and reasonable business travel, Employee shall not be required to perform his duties outside of a 60 mile radius of Washington, D.C.

         4.  Compensation and Benefits.

             (a) (i) During the Term of Employment, IDP shall pay to Employee as compensation for services hereunder a salary at the annual rate of Two Hundred Thousand Dollars ($200,000), which amount shall be payable in approximately equal monthly installments or at more frequent intervals in accordance with IDP's customary compensation policies. The Board of Directors of Employer (the "Board"), in the exercise of its sole discretion, may increase the Employee's salary based upon his performance with Employer.

                 (ii) During the Term of Employment, Employee shall be eligible to earn and receive an annual bonus on the last day of Employer's fiscal year, commencing with the fiscal year ended October 31, 1998, which bonus, if any, shall be paid within ninety (90) days following the end of each such fiscal year. The calculation of the amount of such bonus will be determined by the Board and shall be equal to the amount determined by the application of the formulas set forth on Schedule A hereto.

             (b) Employer hereby grants Employee a nonqualified stock option (the "Option") to purchase from the Employer 300,000 shares (or, if the price per share at which the Employer's shares are sold in the initial public offering which is a condition to the execution and delivery of the Acquisition Agreement is greater than $10.00, 400,000 shares) of Employer's common stock at a price per share of $____, to be exercisable as to 50% of the shares subject to the Option on or after that date which is six (6) months after the date hereof; and as to the remaining 50% of the shares on or after that date which is one (1) year after such date; and provided that this Option shall expire ten (10) years after the date of grant and must be exercised, if at all, on or before such date. The Option shall be evidenced by a written instrument, in such form and substance not inconsistent with this section 4(b) as the Employer may reasonably prescribe, which shall provide (i) that the Option shall be fully vested and nonforfeitable when granted, (ii) that Option, or any part thereof, may be transferred by the Employee to any one or more of his spouse and lineal descendants, or any entity wholly-owned by any one or more of them, (iii) that the Option shall be subject to customary anti-dilution adjustments, and (iv) that shares of common stock acquired upon exercise of the Option shall not be subject to any contractual holding period. As soon as practicable following the execution of this Agreement, the Employer shall take all corporate action necessary to reserve for future issuance a sufficient number of shares of its common stock to provide for the satisfaction of its obligations with respect to the Option and after one year from the date hereof, register on Form S-8 the common stock issuable upon exercise of the Option.


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             (c) Employee shall be entitled to participate in all Employer benefit plans as are maintained, from time to time, on behalf of Employer and which are available to employees of Employer generally, subject to eligibility requirements then in effect; provided however, that nothing herein shall require the Employer at any time to create or maintain any such plan, program or arrangement. Employer shall pay all costs for health insurance benefits for Employee and his immediate family.

             (d) Employee shall be entitled to vacation, sick leave and holidays at full pay in accordance with the Employer's policies established and in effect from time to time; provided however, that in no event shall Employee be entitled to less than four (4) weeks paid vacation in any one (1) year. Upon separation of employment, for any reason, vacation time accrued and not used shall be paid at the salary rate of Employee in effect at the time of employment separation.

         5. Board of Directors. Employer agrees that so long as this Agreement is in effect, Employee will be nominated to the Board as part of management's slate of Directors.

         6. Expenses. During the Term of Employment, (i) Employer shall pay or reimburse Employee for all ordinary and necessary business expenses incurred and paid by Employee in the course of and within the scope of the performance of his duties hereunder, provided such expenses are reasonable and are documented in accordance with Employer's policies in effect from time to time with respect to travel, entertainment and other business expense, and (ii) Employer shall pay to Employee $1,000 per month for an automobile and pay dues at one club up to $4,800 per year.

         7. Confidential Information. Employee acknowledges that all information that is or will be in his possession relating to Employer or any of its affiliates which is of a secret or confidential nature, including, without limitation, financial information, market research and development, lists of customers, technical and production know-how, inventions, processes and administrative procedures (collectively, "Confidential Information"), is the exclusive property of Employer or its affiliates, as the case may be provided, however, that Confidential Information shall not include information which (a) is or becomes generally available to the public other than as the result of a disclosure by Employee, or (b) is or becomes available to Employee on a non-confidential basis from a source other than the Employee or its affiliates; provided, however, that such source is not known by Employee to be bound by a confidentiality agreement with or other obligation of secrecy to or for the benefit of the Employee or any of its affiliates. In the event Employee shall be legally compelled to make disclosures covered by this Section 7 to any governmental or regulatory agency or subdivision thereof, such disclosure shall not constitute a breach by Employee of his obligations hereunder; provided that Employee shall have consulted with the Employer in advance of, and cooperated with the Employer with respect to the form of, such disclosure to the extent permitted by law. Employer shall not, during the Term of Employment or any time thereafter, use Confidential Information in any manner other than for the benefit of the Employer or its affiliates or disclose any Confidential Information to any third party except as required by law. Employer shall, upon termination of his employment hereunder, immediately surrender and turn over to the Employer all books, forms, accounts, records, customer lists and any other documents and information relating to the Employer or any of its affiliates in his


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possession or in the possession of his agents or representatives, without retaining any copy, summary or extract thereof on any storage medium whatsoever.

         8. Covenant Not to Compete. Employee agrees that during the term of Employment and for a period of one (1) year thereafter (the "Noncompetition Period"), Employee shall not, either alone or in conjunction with any individual, firm, corporation, association or other entity, whether as principal, agent, shareholder (except as a passive investor owning less than 5% of any class of voting securities of any entity if such securities are registered pursuant to the Securities Exchange Act of 1934, as amended), officer, director or in any other capacity whatsoever, without the prior written consent of the Board, which consent may be withheld at the sole discretion of such Board:

                 (i) engage or participate in, assist or have an interest in, directly or indirectly, any business or enterprise which is directly or substantially in competition with the present or presently contemplated Business (as defined below) or prospects of the Employer or its affiliates within the territories in which such Business of Employer or its affiliates is then carried on or engaged in starting or acquiring a business;

                 (ii) attempt to direct any supplier or customer of the Employer or its affiliates away from business for products competitive with those products of the Employer or its affiliates;

                 (iii) solicit or attempt to solicit any employee of the Employer or its affiliates to leave his or her employment and accept employment elsewhere within three (3) months following their termination of such employee's employment with the Employer or its affiliates; or

                 (iv) take any action as a result of which the relations between the Employer and its affiliates and their suppliers, customers or others are impaired or which is otherwise detrimental to the business of the Employer and its affiliates as then conducted.

             As used in this Agreement, the "Business" of Employer and its affiliates shall be deemed to include the manufacturing and marketing of computer systems.

         9.  Death, Disability and Termination.

             (a) This Agreement shall terminate immediately upon the death of Employee and may be terminated by the Employer upon the giving of at least thirty (30) days written notice of its intention to do so, consistent with all applicable laws and regulations, if Employee becomes ill or is injured or otherwise incapacitated (either mentally or physically) and such illness, injury or incapacity shall meet the standard for disability benefits under the federal Social Security Act.

             (b) The Employer may terminate this Agreement and Employee's employment hereunder for cause immediately upon delivery of written notice to Employee. For purposes of this Agreement, "cause" shall mean (i) any act or omission which results in a breach of any


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material term or condition of this Agreement (for reasons other than disability or death), provided such breach continues for a period of thirty (30) days after the Employer shall have notified the Employee in writing of such breach; (ii) any act or omission which constitutes fraud, misappropriation or embezzlement in the performance of his duties or in the course of his employment hereunder;
(iii) any act or omission which constitutes a felony involving moral turpitude for which Employee is convicted; (iv) any breach of fiduciary duty by the Employee for personal gain or enrichment, and (v) any act or omission intended by Employee to cause a material adverse effect on the Employer.

             (c) The Employer's obligation to pay Employee in accordance with the provisions of Section 4 hereof shall immediately terminate in the event of termination of Employee's employment hereunder pursuant to paragraphs (a) or (b) of this Section 9. If Employee's employment is terminated by the Employer other than pursuant to Sections 9(a) or (b), or if Employee resigns for "good reason" (as defined in Section 9(d) hereof), the Employee will be entitled to receive promptly after such termination or resignation a lump sum payment in respect of his base salary and all other benefits under Section 4 hereof, for the duration of the three (3) year period commencing the date hereto, and for the duration of such three year period, Employee shall be entitled to any bonus that is payable under Section 4(a)(ii) hereof, provided that in the second and third bonus periods (as set forth in Schedule A hereto), the bonus shall not exceed the bonus paid in the preceding such period.

             (d) Employee shall have the right to terminate his employment under this Agreement upon 30 days' notice to Employer given within 90 days following the occurrence of any of the following events (i) through )(vi) or within three years following the occurrence of event (vii) (any of such events, "good reason"):

                 (i) Employee is not elected to or retained in the position stated in Section 1 hereof;

                 (ii) Employer acts to materially reduce Employee's duties and responsibilities hereunder. Employee's duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that Employer is (or substantially all of its assets are) sold to, or is combined with, another entity, provided that Employee shall continue to have the same duties and responsibilities with respect to Employer's business, and Employee shall report directly to the chief executive officer and/or board of directors of the entity that acquires Employer or its assets;

                 (iii) Employer acts to change the geographic location of the performance of Employee's duties from the Washington, D.C. Metropolitan area. For purposes of this Agreement, the Washington D.C. Metropolitan area shall be deemed to be the area within 60 miles of Washington, D.C.;

                 (iv) A Material Reduction (as hereinafter defined) in Employee's rate of base compensation, or Employee's other benefits. "Material Reduction" shall mean a ten percent (10%) differential;


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                 (v)    A failure by Employer to obtain the assumption of this
Agreement by any successor;

                 (vi) A material breach of this Agreement by Employer, which is not cured within thirty (30) days of written notice of such breach by Employer.

                 (vii) A Change of Control (as defined in the following paragraph). For purposes of this Section 9, the term "Change of Control" shall mean:

                        a. A person (other than a person who is an officer or a
                           director of Employer on the effective date hereof), including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes, or obtains the right to become, the beneficial owner of Employer securities having 30% or more of the combined voting power of the then outstanding securities of Employer that may be cast for the election of directors of Employer;

                        b. At any time, the Board-nominated slate of candidates
                           for the Board is not elected;

                        c. Employer consummates a merger in which it is not the
                           surviving entity;

                        d. Substantially all of Employer's assets are sold; or

                        e. Employer's stockholders approve the dissolution or
                           liquidation of Employer.

             (e) Upon the termination pursuant to this Section 9, for any reason, Employee shall have no further obligation to the Employer except that he shall (i) continue to be bound by the provisions of Sections 7 and 8 hereto; and
(ii) remain subject to liability to the Employer for any damages caused by Employees conduct described in paragraph (b) of this Section 9.

         10. Corporate Opportunities. Employee agrees that during the Term of Employment he will not take any action to divert from the Employer any opportunity which is within the scope of any of the businesses or prospects of the Employer or its affiliates.

         11. Injunctive Relief. It is understood and agreed by and between the parties hereto that the obligations of Employee as set forth in Sections 7 and 8 hereof, and the rights and privileges granted to the Employer by Employee hereunder, are of a special, unique, extraordinary and intellectual character, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Employee of the terms and conditions contained in Sections 7 or 8 of this Agreement will cause the Employer irreparable damage. Employee hereby expressly agrees that the Employer shall be entitled to the remedies of


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injunction, specific performance and other equitable relief to prevent a breach or anticipated breach by Employee of Sections 7 or 8 hereof, without being required to prove damages or furnish any bond or other security. This provision shall be in addition to any other remedies which the Employer may have as a result of a breach of this Agreement and shall not be construed as a waiver of any of the rights which the Employer may have for damages or otherwise.

         12. Arbitration. Any controversies between Employer and Employee involving the construction or application of any of the terms, provisions or conditions of this Agreement, save and except for any breaches arising out of Sections 7 and 8 hereof, shall on the written request of either party served on the other be submitted to arbitration. Such arbitration shall comply with and be governed by the rules of the American Arbitration Association. An arbitration demand must be made within one (1) year of the date on which the party demanding arbitration first had notice of the existence of the claim to be arbitrated, or the right to arbitration along with such claim shall be considered to have been waived. An arbitrator shall be selected according to the procedures of the American Arbitration Association. The cost of arbitration shall be borne by the losing party or in such proportions as the arbitrator shall decide. The arbitrator shall have no authority to add to, subtract from or otherwise modify the provisions of this Agreement, or to award punitive damages to either party. This Section 12 shall not prevent the Employer from seeking equitable relief as contemplated in Section 11.

         13. Attorneys; Fees and Costs. In the event that any party commences legal action or proceeding to enforce any of the terms or provisions of this Agreement, the substantially prevailing party shall be entitled to recover reasonable attorney's fees and costs incurred in the trial court and on appeal, and in enforcing any judgment obtained.

         14. Entire Agreement, Modification and Waiver. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior understandings, representations, and warranties, agreements, communications and discussions, whether oral or written, of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver shall be binding unless executed in writing by the party making the waiver. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a continuing waiver.

         15. Severability. If any provision of this Agreement is held to be invalid, void or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be. In the event that any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions shall continue in full force and effect, without being impaired or invalidated in any way.


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         16. Survival of Certain Obligations. The obligations of the Employer and the Employee set forth in this Agreement which by their terms extend beyond or survive the termination of the Term of Employment shall not be affected or diminished in any way by the termination or expiration of the Term of Employment.

         17. No Assignment.

             (a) This Agreement is personal to the Employee and, without the prior written consent of the Employer, is not assignable by the Employee.

             (b) This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns. The Employer shall be entitled to assign all its obligations hereunder to IDP and treat the Employee as an employee of IDP for all purposes, but Employer shall remain liable for the full, timely performance of all the obligations so assigned as if the assignment had not been made.

         18. No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than the parties hereto and the parties specified in Section 17, any rights or remedies by reason of this Agreement.

         19. Governing Law. This Agreement and all the amendments hereof, and waivers and consents with respect thereto shall be governed by the internal laws of the Commonwealth of Virginia, without regard to the conflicts of laws principles thereof.

         20. Notices. Any notice or other communications required or permitted under this Agreement shall be sufficiently given if in writing and delivered by hand or sent by telex or telefax, (with receipt confirmed), provided that a copy is mailed by registered or certified mail, postage prepaid, return receipt requested; or sent by overnight courier addressed as follows:

                   If to the Employer to:

                            Dunn Computer Corporation
                            1306 Squire Court
                            Sterling, Virginia  20166

                            Attention:  John D. Vazzana

                            Telefax:  (703) 450-0406


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                            Telephone:  (703) 450-0400

                   If to the Employee to:

                            [Oscar/George Fuster]
                            [Residential Address]

                            [Tel/Fax Numbers]

         Unless otherwise specified herein, such notices or other communication shall be deemed received (a) on the date delivered, if delivered personally, by telex or telefax or (b) one business day after being sent, if sent by overnight courier. Each of the addressees shall be entitled to specify a different address by giving notice as aforesaid to the parties hereto in accordance with this notice provision.

         21. Further Assurances. Each party hereto agrees to execute and deliver all documents and instruments and to take or cause to be taken such other actions that are reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement.

         22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                                             DUNN COMPUTER CORPORATION

                                             By:
                                                  -----------------------------
                                                     John D. Vazzana
                                                     Executive Vice President

                                             EMPLOYEE

                                             ----------------------------
                                             [George/D. Oscar Fuster]


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                                                    Schedule A
                                                    To [George/Oscar]
                                                    Fuster Employment Agreement



                                 Bonus Formulas



         1. If the combined operating profits of IDP and PRIMO from the earlier to occur of the closing date and May 1, 1998 through October 31, 1998, exceed $5.0 million, then the following portion of such operating profits (i.e., income before interest and income taxes) will be contributed to a bonus pool: 20% of the amount of operating profits (if any) between $5.0 and $7.0 million, plus 35% of the amount of operating profits (if any) between $7.0 and $9.0 million plus 50% of the amount of operating profits (if any) in excess of $9.0 million. George D. Fuster and D. Oscar Fuster will each be entitled to receive 30% of this bonus pool, and the other 40% of the bonus pool will be paid to other members of the IDP management team.

         2. If the combined operating profits of IDP and PRIMO for the period November 1, 1998 - October 31, 1999 exceed $10 million, then the following portion of such operating profits (i.e. income before interest and income taxes) will be contributed to a bonus pool: 20% of the amount of operating profits (if any) between $10 million and $16 million, plus 35% of the amount of operating profits (if any) between $16 million and $20 million, plus 50% of the operating profits (if any) in excess of $20 million. George D. Fuster and D. Oscar Fuster will each be entitled to receive 30% of this bonus pool, and the other 40% of the bonus pool will be paid to other members of the IDP management team.

         3. If the combined operating profits of IDP and PRIMO for the period November 1, 1999 - October 31, 2000 exceed $15 million, then the following portion of such operating profits (i.e. income before interest and income taxes) will be contributed to a bonus pool: 20% of the amount of operating profits (if any) between $15 million and $22 million, plus 35% of the amount of operating profits (if any) between $22 million and $30 million, plus 50% of the operating profits (if any) in excess of $30 million. George D. Fuster and D. Oscar Fuster will each be entitled to receive 30% of this bonus pool, and the other 40% of the bonus pool will be paid to other members of the IDP management team.